Exhibit 10.6

SECOND AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

among

KENEXA CORPORATION

and

PARTHENON INVESTORS, L.P.,

PCIP INVESTORS,

JMH PARTNERS CORP.,

SHAD RUN INVESTMENTS, L.P.,

TSG CO-INVESTORS, LLC

THE SHATTAN GROUP, LLC

THOMAS S. SHATTAN

GREGORY E. MENDEL

G. KEVIN FECHTMEYER

WAFRA ACQUISITION FUND 14, L.P.

WESTBURY EQUITY PARTNERS SBIC, L.P.

and

the Management Stockholders party hereto

Dated as of March 29, 2001

SECOND AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

This Second Amended and Restated Stockholders Agreement (the “Agreement”), dated as of March 29, 2001, is by and among

•	Kenexa Corporation (formerly, Raymond Karsan Holdings, Inc. and TalentPoint, Inc.), a Pennsylvania corporation (the “Company”),

•	Parthenon Investors, L.P., a Delaware limited partnership (“Parthenon Investors”),

•	PCIP Investors, a Delaware general partnership (“PCIP”),

•	JMH Partners Corp., a Delaware corporation (“JMH” and, together with Parthenon Investors and PCIP, “Parthenon”),

•	Shad Run Investments, L.P., a Delaware limited partnership (“Shad Run”),

•	TSG Co-Investors, LLC, a Delaware limited liability company (“TSG”),

•	The Shattan Group LLC, a Delaware limited liability company (“Shattan Group”),

•	Thomas S. Shattan, Gregory E. Mendel, G. Kevin Fechtmeyer (together with Shattan Group, and Gregory E. Mendel, “Shattan” and, together with Parthenon, Shad Run and TSG, the “Parthenon Investor Group”),

•	Westbury Equity Partners SBIC, L.P., a Delaware limited partnership (“Westbury”),

•	Wafra Acquisition Fund 14, L.P., a Delaware limited partnership (“Wafra” and, together with the Parthenon Investor Group, Westbury and with each of their permitted successors and assigns, the “Investors”), and

•	other stockholders, warrantholders and optionholders of the Company listed from time to time on Schedule B (the “Management Stockholders” and, together with the Investors, the “Stockholders”).

The parties agree as follows:

BACKGROUND

A. Pursuant to the Class B Common Stock and Warrant Purchase Agreement dated as of December 16, 1999, by and among the Company and the Parthenon Investor Group (the “First Parthenon Purchase Agreement”), the Company issued and sold (a) shares of the Company’s Class B Common Stock, Class A Warrants and Class B Warrants (each, as hereinafter defined) to Parthenon, Shad Run and TSG, and (b) Class D Warrants and Class E Warrants (each, as hereinafter defined) to Shattan, and in connection therewith the Company issued Class C Warrants (as hereinafter defined) to certain of the Management Stockholders.

B. Pursuant to a Securities Purchase Agreement, dated as of June 13, 2000, by and among the Company, Parthenon Investors and PCIP (the “Second Parthenon Purchase Agreement”), Parthenon Investors and PCIP exercised certain Class B Warrants to purchase shares of Class A Common Stock and the Company issued to Parthenon Investors and PCIP the Notes (as hereinafter defined).

C. Pursuant to the Series A Redeemable Participating Preferred Stock and Class C Common Stock Purchase Agreement, dated as of February 8, 2001, by and among the Company, Parthenon Investors and PCIP (the “Third Parthenon Purchase Agreement”), the Company issued and sold shares of Class C Common Stock and Series A Preferred Stock (each, as hereinafter defined) to Parthenon Investors and PCIP.

D. Pursuant to the Series A Redeemable Participating Preferred Stock and Class C Common Stock Purchase Agreement, dated as of February 8, 2001, by and between the Company and Wafra (the “Wafra Purchase Agreement”), the Company issued and sold shares of Class C Common Stock and Series A Preferred Stock to Wafra.

E. Pursuant to the Series B Redeemable Participating Preferred Stock Exchange Agreement dated as of February 8, 2001 (the “Parthenon Exchange Agreement”), by and among the Company, Parthenon, Shad Run and TSG (the “Participating Parthenon Investors”), the Participating Parthenon Investors exchanged certain shares of Class B Common Stock for Series B Preferred Stock (as hereinafter defined).

F. Pursuant to the Series A Redeemable Participating Preferred Stock and Class C Common Stock Purchase Agreement, dated as of March 29, 2001, by and between the Company and Westbury (the “Westbury Purchase Agreement”), the Company issued and sold shares of Class C Common Stock and Series A Preferred Stock to Westbury.

G. Prior to the date hereof, the Company, the Parthenon Investor Group and the Management Stockholders entered into that certain Stockholders Agreement dated as of December 16, 1999, as amended by Amendment No. 1 to the Stockholders Agreement dated as of June 16, 2000 and Amendment No. 2 to the Stockholders Agreement dated as of January 12, 2001 (collectively, the “Original Stockholders Agreement”).

H. Prior to the date hereof, in connection with the Wafra Purchase Agreement, the Third Parthenon Purchase Agreement and the Parthenon Exchange Agreement, the Company, Wafra, the Parthenon Investor Group and the Management Stockholders amended and restated the Original Stockholders Agreement in its entirety to reflect certain changes in the understanding of the parties thereto as set forth in the Amended and Restated Stockholders Agreement dated February 8, 2001 (the “Amended and Restated Stockholders Agreement”).

I. In connection with the Westbury Purchase Agreement, the Stockholders desire to amend and restate the Amended and Restated Stockholders Agreement in its entirety to reflect certain changes in the understandings of the parties as set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Amended and Restated Stockholders Agreement in its entirety to read as follows:

1. CERTAIN DEFINITIONS.

“Accepted Shares” is defined in Section 9.2.

“Affiliate” means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall include (a) any Person who is an officer, director or beneficial holder of at least 10% of the outstanding capital stock of the Company (or other specified Person), (b) any Person of which the Company (or other specified Person) or any officer or director of the Company (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of the outstanding equity securities or constitute at least a 10% participant, and (c) in the case of a specified Person who is an individual, Members of the Immediate Family of such Person; provided, however, that the Investors shall be an Affiliate of the Company for purposes of this Agreement.

“Board” means the board of directors of the Company.

“By-laws” means all written rules, regulations, procedures and by-laws and all other similar documents, relating to the management, governance or internal regulation of a Person other than an individual, each as from time to time amended or modified.

“Call Option” is defined in Section 4.1.

“Call Option Exercise Period” is defined in Section 4.1(c).

“Cause” means, with respect to any Management Stockholder, conduct considered in the sole discretion of the Board to not be in the best interests of the Company, including (i) a refusal to perform, or material negligence in performing, duties and responsibilities to the Company, or refusal or failure to carry out reasonable directions of the Board, (ii) conduct which may reflect adversely on the Company, (iii) failure to devote best efforts and loyalty to the Company, (iv) breach of any provision of any agreement with the Company or its Affiliates (including agreement regarding confidential information, trade secrets, and non-competition), (v) commission of fraud, embezzlement, theft or other dishonesty, (conviction, or plea of nolo contendere to any felony or crime involving dishonesty or moral turpitude), (vi) drug or alcohol addiction, abuse or dependency, and (vii) any other conduct that involves a breach of fiduciary obligation on the part of the Management Stockholder or otherwise could reasonably be expected to have a material adverse effect on the business, interests or reputation of the Company or its Affiliates.

“Charter” means the articles or certificate of incorporation, statute, constitution, joint venture or partnership agreement or articles or other charter of any Person other than an individual, each as from time to time amended or modified.

“Class A Common Stock” means the Class A common stock, $0.01 par value, of the Company.

“Class A Warrants” means the Class A-1 and Class A-2 Warrants issued to Parthenon, Shad Run and TSG pursuant to the First Parthenon Purchase Agreement.

“Class B Common Stock” means the Class B common stock, $0.01 par value, of the Company.

“Class B Warrants” means the Class B Warrants issued to Parthenon, Shad Run and TSG pursuant to the First Parthenon Purchase Agreement.

“Class C Common Stock” means the Class C common stock, $0.01 par value, of the Company.

“Class C Common Stock Director” is defined in Section 5.1.

“Class C Warrants” means the Class C-1 and Class C-2 Warrants issued to certain of the Management Stockholders pursuant to the First Parthenon Purchase Agreement.

“Class D Warrants” means the Class D Warrants issued to Shattan pursuant to the First Parthenon Purchase Agreement.

“Class E Warrants” means the Class E Warrants issued to Shattan pursuant to the First Parthenon Purchase Agreement.

“Code” means the federal Internal Revenue Code of 1986 or any successor statute, and the rules and regulations thereunder, as from time to time amended and in effect.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act, the Exchange Act or both.

“Common Stock” means the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

“Common Stock Equivalents” means any class or series of capital stock of the Company which is entitled to share ratably with the holders of Class A Common in any distributions including distributions upon the liquidation, dissolution or winding-up of the Company and any other class of capital stock of the Company into which these shares may hereafter be changed or converted or any stock resulting from any reclassification of such capital stock, provided that the number of Common Stock Equivalents shall be equal to the following: (i) in the case of the Series A Preferred Stock, the number of shares of such Series A Preferred Stock multiplied by the Series A Participation Element, (ii) in the case of the Series B Preferred Stock, the number of shares of such Series B Preferred Stock multiplied by the Series B Participation Element, (iii) in the case of the Class B Common Stock, the number of shares of Class A Common Stock into which such shares of Class B Common Stock are convertible, and (iv) in the case of the Class C Common Stock, the number of shares of Class A Common Stock into which such shares of Class C Common Stock are convertible.

“Company” is defined in the Preamble.

“Company Competitor” shall mean (a) any Person that is engaged principally in the business of recruitment, recruitment software development, sales force, management and customer service training, employee survey, pre-employment testing and assessment or Oracle technology consulting, and (b) any Person who owns more than five percent (5%) of the capital stock or other equity interest of any Person engaged principally in such business.

“Consolidated” when used with reference to any term, means that term as applied to the accounts of the Company or other indicated Person and each of its respective Subsidiaries, consolidated or combined in accordance with GAAP after eliminating all inter-company items and with appropriate deductions for minority interests in Subsidiaries.

“Contractual Obligation” means, with respect to any Person, any contracts, agreements, deeds, mortgages, leases, licenses, other instruments, commitments, undertakings, arrangements or understandings, written or oral, to which any such Person is a party or otherwise subject to or bound by or to which any asset of any such Person is subject.

“Cost” means $3.34 per Share, as adjusted for stock splits, stock dividends, mergers, reclassifications, recapitalization or similar events that become effective after the date hereof.

“Covered Stockholders” means all stockholders, warrantholders and optionholders of the Company, other than the Investors and their permitted successors or assigns, who (assuming the exercise of all options and the conversion of the Class B Common Stock and the Class C Common Stock) hold, on a fully diluted basis, at least two percent (2%) of the Class A Common Stock of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as from time to time amended and in effect.

“Excess Cash” means cash and cash equivalents on hand which are in excess of $250,000.

“Excluded Stockholders” are Nooruddin Karsan, Bill Erickson, Elliot Clark, Donald Volk and Troy Kanter.

“Exercise Period” is defined in Section 9.1.

“Fair Market Value” for purposes of Section 4 of this Agreement, shall equal the sum of (i) the Company’s previous year’s total revenue (as reported on the Company’s audited consolidated statement of income for such year), and (ii) Excess Cash less the debt outstanding to third parties, including bank financings, shareholder loans, seller notes, and capital lease obligations, and the aggregate liquidation preferences of all preferred stock outstanding, but excluding trade payables, commission payables and other liabilities incurred in the ordinary course as of the date of calculation, divided by the total number of outstanding shares of Class A Common Stock and Common Stock Equivalents (assuming the exercise of all outstanding options and warrants); provided, that, the Board does not in good faith determine that such calculation would produce a materially inequitable result. If the Board makes such a determination, the Company will engage an independent third party to establish the appropriate formula for establishing the fair market value of a share of Common Stock (and such valuation shall thereafter replace the formula in the previous sentence).

“First Parthenon Purchase Agreement” is defined in the Preamble.

“GAAP” means United States generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other such statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect for the relevant time period.

“Interest Expense” shall mean interest expense determined in accordance with GAAP, plus, to the extent not included in such interest expense:

(i) interest expense attributable to capital lease obligations, determined in accordance with GAAP,

(ii) amortization of debt discounts and debt issuance costs, and

(iii) commissions, discounts and other fees and charges owned with respect to letters of credit and bankers’ acceptance financing.

“Investor” is defined in the Preamble.

“Investor Securities” means the (i) Class B Common Stock and Parthenon Group Warrants purchased by the Parthenon Investor Group under the First Parthenon Purchase Agreement, together with any securities issued with respect thereto, upon exercise, conversion or transfer thereof or in exchange therefor, including the Class A Common Stock issuable upon exercise or conversion of the Parthenon Group Warrants, (ii) Class A Common Stock purchased by Parthenon Investors and PCIP pursuant to the Second Parthenon Purchase Agreement, together with any securities issued with respect thereto, upon the exercise, conversion or transfer thereof or exchange thereof, (iii) Class C Common Stock and Series A Preferred Stock issued to Parthenon Investors and PCIP pursuant to the Third Parthenon Purchase Agreement, together with any securities issued with respect thereto, upon exercise, conversion or transfer thereof or in exchange therefor, including the Class A Common Stock issuable pursuant to a conversion of the Class C Common Stock, (iv) Series B Preferred Stock issued to the Parthenon Investor Group in exchange for shares of Class B Common Stock pursuant to the Parthenon Exchange Agreement, (v) Class C Common Stock and Series A Preferred Stock purchased by Wafra under the Wafra Purchase Agreement, and (vi) Class C Common Stock and Series A Preferred Stock purchased by Westbury under the Westbury Purchase Agreement, together with any securities issued with respect thereto, upon exercise, conversion or transfer thereof or in exchange therefor, including the Class A Common Stock issuable pursuant to a conversion of the Class C Common Stock.

“Legal Requirement” means any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation or any final order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing.

“Management Stockholder” is defined in the Preamble.

“Marketing Period” is defined in Section 2.2.

“Material Adverse Effect” means a material adverse effect upon the business, assets, financial condition, income or prospects of the Company and its Subsidiaries on a Consolidated basis.

“Members of the Immediate Family” as applied to any individual, means each parent, spouse, child, brother, sister or the spouse of a child, brother or sister of the individual, and each trust created for the benefit of one or more of such persons and each custodian of a property of one or more such persons.

“Notes” shall mean (i) the Senior Subordinated Note dated June 16, 2000 issued by the Company to Parthenon Investors in the principal amount of $9,659,436, and (ii) the Senior Subordinated Note dated June 16, 2000 issued by the Company to PCIP in the principal amount of $340,564, each as issued pursuant to the Second Parthenon Purchase Agreement.

“Notice of Purchase” is defined in Section 9.2.

“Offer” is defined in Section 2.2.

“Offer Notice” is defined in Section 2.2.

“Offered Shares” is defined in Section 9.1.

“Parthenon” is defined in the Preamble.

“Parthenon Director” is defined in Section 5.1.

“Parthenon Exchange Agreement” is defined in the Preamble.

“Parthenon Group Warrants” means the Class A Warrants, Class B Warrants, Class D Warrants and Class E Warrants for the purchase of shares of Class A Common Stock purchased by the Parthenon Investor Group under the First Parthenon Purchase Agreement.

“Parthenon Investor Group” is defined in the Preamble.

“Parthenon Investors” is defined in the Preamble.

“Permitted Transferee” is defined in Section 2.1.

“Person” means an individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization and any governmental department or agency or political subdivision.

“Previous Stockholder Agreements” is defined in Section 11.7.

“Principal Parthenon Holder” means Parthenon Investors so long as it holds Investor Securities representing at least 1,335,150 underlying shares of Class A Common Stock (as adjusted for stock splits, stock dividends, mergers, reclassifications, recapitalizations or similar events).

“Proportionate Percentage” is defined in Section 9.1.

“Proposal” is defined in Section 9.1.

“Proposed Buyer” is defined in Section 3.

“Proposed Sale” is defined in Section 3.

“Qualified Public Offering” means an underwritten public offering on a firm commitment basis pursuant to an effective registration statement under the federal Securities Act of 1933, as amended, covering the offer and sale of Class A Common Stock for the account of the Company in which the aggregate proceeds exceed $25,000,000 and immediately after which the Company’s outstanding capital stock has an aggregate public market value of not less than $100,000,000.

“Registration Rights Agreement” means the Second Amended and Restated Registration Rights Agreement dated as of March 29, 2001, as from time to time in effect, among the Company and the Investors.

“Related Agreements” means the Agreement, the Registration Rights Agreement, the First Parthenon Purchase Agreement, the Second Parthenon Purchase Agreement, the Third Parthenon Purchase Agreement, the Parthenon Exchange Agreement, the Westbury Purchase Agreement, the Wafra Purchase Agreement, the Termination Agreements, and the Warrants and the Second Amended and Restated Articles of Incorporation of the Company filed with the Pennsylvania Department of State.

“Required Holders” means the Required Parthenon Holders, Wafra and Westbury.

“Required Parthenon Holders” means the holders at the relevant time (excluding the Company or any of its Subsidiaries) of a majority or more of the voting power of all Investor Securities, voting together as a single class, held by the Parthenon Investor Group.

“Second Parthenon Purchase Agreement” is defined in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be from time to time amended and in effect.

“Selling Stockholder” means a Covered Stockholder selling Shares under Section 3.

“Series A Participation Element” has the meaning given to it in the Charter.

“Series A Preferred Holders” means Parthenon Investors, PCIP, Wafra, Westbury or any subsequent holder of shares of Series A Preferred Stock.

“Series A Preferred Stock” means the Series A Redeemable Participating Preferred Stock, $0.01 par value, of the Company.

“Series B Participation Element” has the meaning given to it in the Charter.

“Series B Preferred Stock” means the Series B Redeemable Participating Preferred Stock, $0.01 par value, of the Company.

“Shad Run” is defined in the Preamble.

“Shares” means (a) all shares of any class or series of capital stock of the Company issued and outstanding from time to time and (b) all options or warrants exercisable for shares of any class or series of capital stock of the Company (treating such options and warrants as a number of Shares equal to the number of shares of capital stock issuable upon the exercise of such options and warrants) issued and outstanding from time to time.

“Shattan” is defined in the Preamble.

“Stockholder” is defined in the Preamble.

“Stockholder Call Group” is defined in Section 4.1.

“Stockholder Proportionate Percentage” means for any Stockholder, a percentage equal to the Stockholder’s percentage ownership of the Company’s issued and outstanding shares of Class A Common Stock and all Common Stock Equivalents on a fully diluted basis (assuming the exercise of all outstanding options and warrants), without taking into account the Shares that are subject to the proposed Transfer.

“Subsidiary” means any Person of which the Company or other specified Person now or hereafter shall at the time (a) own directly or indirectly through a Subsidiary at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or (b) constitute a general partner.

“Tag-Along Notice” is defined in Section 3.1.

“Termination Agreements” mean (i) the Termination of the Investor Put Agreements by and among the Company and Parthenon, Shad Run and TSG dated February 8, 2001, together with (ii) the Termination of the Call Right Agreements by and among the Company and Parthenon, Shad Run and TSG dated February 8, 2001.

“Termination Notice” is defined in Section 2.3(b).

“Third Parthenon Purchase Agreement” is defined in the Preamble.

“Transfer” means sell, assign, encumber, pledge, hypothecate, give away or dispose of or transfer in any other manner, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process, divorce decree, property settlement, bankruptcy or otherwise.

“Transfer Notice” is defined in Section 2.3(b).

“TSG” is defined in the Preamble.

“Wafra Purchase Agreement” is defined in the Preamble.

“Warrants” means collectively the: (1) Class A-1 and A-2 Common Stock Purchase Warrants as amended by Amendment No. 1 on February 8, 2001, (2) Class B Common Stock Purchase Warrants as amended by Amendment No. 1 on February 8, 2001, (3) Class C-1 and C-2 Common Stock Purchase Warrants as amended by Amendment No. 1 on February 8, 2001, (4) Class D Common Stock Purchase Warrants as amended by Amendment No. 1 on February 8, 2001, and (5) Class E Common Stock Purchase Warrants as amended by Amendment No. 1 on February 8, 2001.

“Westbury Purchase Agreement” is defined in the Preamble.

2. TRANSFER RESTRICTIONS AND PURCHASE RIGHTS. No Stockholder shall Transfer any Shares to any other Person except as provided in this Section 2.

2.1. Certain Permitted Transfers.

(a) Transfers to Affiliates. Subject to the provisions of Section 4, if applicable, any holder of Shares may Transfer all or part of his or its Shares to one or more of his or its Affiliates so long as each transferee executes a counterpart of this Agreement.

(b) Upon Death. Upon the death of any holder of Shares who is a natural Person (other than a Management Stockholder on the date hereof), such Shares may be distributed by the will or other instrument taking effect at death of such holder or by applicable laws of descent and distribution to such holder’s estate, executors, administrators and personal representatives, and then to such holder’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family.

(c) Investors and Company. Any holder of Shares may Transfer any or all of such Shares to (a) the Investors based on and in proportion to their respective Stockholder Proportionate Percentages (such calculation of the Stockholder Proportionate Percentages for purposes of this Section 2.1(c) shall only take into account the Shares held by the Investors and not those Shares held by any other Stockholder) or (b) with the Board’s approval, the Company or any Subsidiary of the Company.

(d) Additional Permitted Transfers by Management Stockholders. Any Management Stockholder, other than an Excluded Stockholder, may Transfer up to 20% of his or her Shares to another then current Management Stockholder. An Excluded Stockholder may transfer up to 10% of his Shares to another then current Management Stockholder. No Management Stockholder may make Transfers pursuant to this Section 2.1(d) if the aggregate number of Shares Transferred by such Management Stockholder would exceed 20% or 10%, as applicable, of such Management Stockholder’s Shares (adjusted for any stock splits, stock dividends, subdivisions, combinations, consolidations or reclassifications) on the later of December 16, 1999 and the date on which he or she became a Management Stockholder.

(e) Additional Permitted Transfers by the Investors. Any Investor may Transfer any or all of its Shares (a) to an Investor or an affiliated fund, (b) to its partners or members, (c) to Affiliates of any of the foregoing or (d) to any director, officer, or employee of, the Company or its Subsidiaries.

(f) Transfers by Parthenon. Parthenon Investors and PCIP, collectively, may Transfer up to an aggregate of 3,452.55 shares of Series A Preferred Stock plus an aggregate of 111,978.79 shares of Class C Common Stock to a new investor on or before June 16, 2001.

(g) Public Offering. Any holder may sell any Shares in a public offering registered under the Securities Act (subject to any applicable restrictions or limitations imposed by any underwriters engaged by the Company in connection with such public offering), or, after a Qualified Public Offering, in a transaction permitted by Rule 144 thereunder.

No Transfer permitted under the terms of paragraphs (a) through (f) of this Section 2.1 shall be effective unless the Transferee of such Shares (each, a “Permitted Transferee”) has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that such Shares to be received by such Permitted Transferee shall be subject to all of the provisions of this Agreement and that such Permitted Transferee shall be bound by, and shall be a party to, this Agreement as an Investor or a Management Stockholder, as was the transferor of the Shares, hereunder; provided, however, that notwithstanding any Transfer of Shares by an Investor, any Stockholder who is a director, officer or employee of, or consultant or adviser to, the Company or any of its Subsidiaries shall be a Management Stockholder with respect to all Shares held by him or her; and provided further that no Transfer by any Stockholder to a Permitted Transferee shall relieve such Stockholder of any of its, his or her obligations hereunder.

2.2. Right of First Offer. In addition to Transfers permitted by Section 2.1, any Investor (a “Selling Investor”) may Transfer any of its Investor Securities if it first gives the Company written notice of its intent to transfer such Investor Securities (the “Offer Notice”), which notice shall set forth the number of Shares to be Transferred. The Company may offer to purchase all (but not less than all) of the Shares specified in the Offer Notice by delivery of a written offer (the “Offer”), which Offer shall specify the price and terms on which the Company proposes to purchase the Shares, to the Selling Investor as soon as practical but in any event within 30 days after the delivery of the Offer Notice. Upon receipt of the Offer, the Selling Investor may elect (i) to sell to the Company all of the Shares specified in the Offer Notice at the price and on the terms specified in the Offer or (ii) to market and sell the Shares to other potential purchasers for a period of 90 days following the date of receipt of the Offer (the “Marketing Period”); provided, however, that the Investor shall not sell any of such Shares to other potential purchasers during the Marketing Period on terms that are equal to or less favorable to the Investor than the terms set forth in the Offer and in no event will the Selling Investor sell such Shares to any Company Competitor. In the event that the Selling Investor does not Transfer the Shares within the Marketing Period, then, the Selling Investor shall not be entitled to Transfer such Shares until after again complying with the provisions of this Section 2.2.

The purchase of the Shares by the Company shall occur at a closing on the date specified in the Offer, which date shall be no fewer than 15 nor more than 30 days after the date on which the Selling Investor receives the Offer. At the closing, the Company shall pay the purchase price in the form and amount specified in the Offer to the order of the Selling Investor. Certificates for the Shares to be purchased, duly endorsed or accompanied by duly executed stock powers, shall be delivered at the closing by the Selling Investor.

2.3. Right of First Refusal.

(a) In addition to Transfers permitted by Section 2.1 and 2.4, in the event the Company has and does not exercise its rights under Section 4 to purchase Shares held by a Management Stockholder during the relevant Call Option Exercise Period, any Management Stockholder subject to such expired call right may Transfer Shares he or she holds to other Stockholders party hereto in accordance with clause (b) below and at the price per Share equal to the Call Option price set forth in Section 4(a).

(b) Notices, etc. A Management Stockholder (a “Transferring Management Stockholder”) wishing to Transfer his or her shares pursuant to this Section 2.3 shall deliver to each Stockholder a party hereto a notice of his or her intent to Transfer his Shares, which notice shall set forth the number of Shares to be Transferred (the “Transfer Notice”). After the expiration of the Call Option Exercise Period, if the Company has not exercised its rights under Section 4, any Stockholder party hereto may exercise his or its right to purchase all or a portion of his, her or its Stockholder Proportionate Percentage of the Shares offered by the Transferring Management Stockholder by delivery of notice to the Transferring Management Stockholder within 30 days of the Transfer Notice. In the event that one or more Stockholders do not elect to purchase all of his, her or its Stockholder Proportionate Percentage of the Shares offered, the other participating Stockholders may purchase any remaining Shares offered in the Transfer Notice pro rata based on their respective Stockholder Proportionate Percentages, or as they may otherwise agree.

(c) Closing. The closing of any purchase and sale of Shares pursuant to this Section 2.3 shall take place as soon as reasonably practicable and in no event later than 60 days after the later of the date of delivery of the Transfer Notice and the expiration of the Call Option Exercise Period at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine. At the closing the Transferring Management Stockholder shall deliver to the Stockholders who have elected to exercise their right to purchase all or a portion of their Stockholder Proportionate Percentage a certificate or certificates representing the Shares to be purchased duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any lien or encumbrance, with any necessary stock (or equivalent) transfer tax stamps affixed, and such Stockholders shall pay to the Transferring Management Stockholder the purchase price of the Shares being purchased by certified or bank check or wire transfer of immediately available federal funds or note, as may be applicable. The delivery of a certificate or certificates for Shares by a Transferring Management Stockholder pursuant to Section 2.3 shall be deemed a representation and warranty by such Transferring Management Stockholder that: (i) such Person has full right, title and interest in and to such Shares; (ii) such Person has all necessary power and authority and has taken all necessary action to sell such Shares as contemplated; (iii) such Shares are free and clear of any and all liens or encumbrances and (iv) there is no adverse claim with respect to such Shares.

2.4. Tag Alongs. In addition to Transfers permitted under Sections 2.1 and 2.2,

(a) with the consent of the Board and the Required Holders, any Covered Stockholder may Transfer Shares if such Stockholder has complied with the requirements of Section 3; and

(b) any Investor may Transfer any or all of its Shares in accordance with the provisions, terms and conditions of Section 3.

2.5. Impermissible Transfer. Any attempted Transfer of Shares not permitted under the terms of this Section 2 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.

2.6. Period. The foregoing provisions of this Section 2 shall expire upon the closing of a Qualified Public Offering.

3. TAG-ALONG RESTRICTIONS. Unless the Required Holders consent otherwise, a Covered Stockholder may not sell any Shares to any other Person (the “Proposed Buyer”) (other than pursuant to Section 2.1) unless such Covered Stockholder complies with the terms set forth in this Section 3. Notwithstanding anything to the contrary contained in this Agreement, the terms Investor Securities and Shares shall not include Series A Preferred Stock and Series B Preferred Stock for purposes of this Section 3 only.

3.1. Offer. A notice (the “Tag-Along Notice”) shall be delivered by the Selling Stockholder to each Investor at least 30 days prior to the date of any Proposed Sale (as defined below). The Tag-Along Notice shall include:

(a) A copy of a bona fide offer from the Proposed Buyer, which shall set forth the complete terms of the proposed sale, including the number of Shares proposed to be purchased, the purchase price, the name and address of the Proposed Buyer and the other principal terms of the proposed transaction (the “Proposed Sale”);

(b) An offer by the Selling Stockholder to include in the Proposed Sale to the Proposed Buyer, at each Investor’s option, that number of the Investor Securities as is determined in accordance with Section 3.2, on the same terms and conditions as the Selling Stockholder shall sell the Shares; and

(c) An agreement from the Proposed Buyer to purchase such number of the Investor Securities as shall be includable in such Proposed Sale pursuant to Section 3.2.

3.2. Time and Manner of Exercise. If an Investor desires to accept the offer of the Selling Stockholder contained in the Tag-Along Notice, the Investor shall notify the Selling Stockholder in writing within 20 days after receipt of the Tag-Along Notice, which acceptance shall indicate the maximum number of Shares such Investor wishes to sell in the Proposed Sale. If the Investor has not accepted such offer in writing within said 20 day period, it shall be deemed to have waived all of its rights with respect to the Proposed Sale and the Selling Stockholder shall be free to sell his or its Shares to the Proposed Buyer pursuant to the Proposed Sale without any further obligations to such Investor. Any acceptance by an Investor of the offer contained in the Tag-Along Notice shall be irrevocable except as hereinafter provided. If an Investor elects to participate in such Proposed Sale it shall be entitled to sell in the Proposed Sale, on the same terms and conditions as the Selling Stockholder, the lesser of (a) the number of Shares specified in its acceptance of the Tag-Along Notice, and (b) such number of its Investor Securities equal to the number (rounded to the nearest whole share) of all Shares to be included in the Proposed Sale times a fraction, the numerator of which is the total number of Investor Securities and Common Stock Equivalents on a fully diluted basis (assuming the exercise of all outstanding options and warrants) held by the Investor immediately before the Proposed Sale and the denominator of which is the sum of the total number of Investor Securities and Common Stock Equivalents on a fully diluted basis (assuming the exercise of all outstanding options and warrants) held by all Investors participating in the Proposed Sale plus the total number of Shares held by the Selling Stockholder immediately before the Proposed Sale.

3.3. Time and Manner of Closing. The Investors shall take such actions and execute such documents and instruments as shall be reasonably necessary in order to consummate the Proposed Sale expeditiously on the same terms as the Selling Stockholder. If at the end of 90 days following the date on which the Tag-Along Notice was given, the Selling Stockholder has not completed the Proposed Sale in accordance with the terms hereof, the Investors shall be released from their obligations hereunder unless the failure to complete the Proposed Sale resulted from the failure of any of the Investors to comply with the terms of Sections 3.2 or 3.3. At the closing of any sale under this Section 3.3, each Investor participating in the Proposed Sale shall deliver certificates representing the Investor Securities to be sold by it, duly endorsed for transfer and with any stock transfer tax stamps affixed, against delivery of the applicable purchase price. Any shares sold to the Proposed Buyer in accordance with this Section 3.3 shall no longer be subject to this Agreement.

3.4. Tag along for Series A Preferred Stock. The Company may not redeem or purchase shares of Series A Preferred Stock of a Series A Preferred Holder (the “Redeemed Holder”) other than as required pursuant to the Charter, unless the Company also offers to redeem or purchase shares of Series A Preferred Stock held by each of the other Series A Preferred Holders (the “Other Series A Holders”) in an amount equal to the number of shares of Series A Preferred Stock held by each of the Other Series A Holders multiplied by a fraction, the numerator of which is the total number of shares to be redeemed or purchased from the Redeemed Holder and the denominator of which is the total number of shares of Series A Preferred Stock held by the Redeemed Holder immediately before the redemption or purchase, with the resulting product rounded to the nearest whole share, provided however, that each Other Series A Holder may redeem all or any portion of the shares of Series A Preferred Stock offered to be redeemed by the Company pursuant to this Section 3.4.

4. OPTIONS TO PURCHASE SHARES.

4.1. Call Options. Upon any termination of the employment by the Company and its Subsidiaries of any Management Stockholder, the Company shall have the right to purchase for cash or notes (as provided below in this Section 4.1) all or any portion of the Shares held by such Management Stockholder or originally issued to such holder but held by one or more Permitted Transferees (collectively, the “Stockholder Call Group”) on the following terms (the “Call Option”):

(a) Termination.

(i) Termination due to Disability or by Company without Cause or by the Management Stockholder.

A. If such termination is the result of (i) the disability of such holder, (ii) termination of such Management Stockholder’s employment by the Company without Cause or (iii) termination of such Management Stockholder’s employment by such Management Stockholder then, in any such event, the Company may purchase all or any portion of the Shares held by such Management Stockholder (or Permitted Transferee, if applicable) at a per Share price equal to the Fair Market Value of such Shares on the date of termination.

B. Subject to the provisions of Section 4.3, in each case Shares are purchased pursuant to clause (A) above, the Company will pay for such Shares by (i) paying the Management Stockholder not less than 25% of the purchase price in cash, as determined by the Board and (ii) issuing for the balance of the purchase price not so paid in cash a subordinated promissory note in a principal amount equal to such balance. The principal of such note will be due and payable in three equal annual installments, the first such installment becoming due and payable on the first anniversary of the issuance of such note, and interest will accrue thereon at a rate equal to the applicable federal rate and be payable annually in arrears, in each case subject to the provisions of Section 4.3.

(ii) Termination by Company for Cause.

A. If such termination is the result of termination of such Management Stockholder’s employment by the Company for Cause then the Company may purchase all or any portion of the Shares held by such holder (or Permitted Transferee, if applicable) at a per Share price equal to the lesser of the Cost or the Fair Market Value of such Shares on the date of termination.

B. In each case Shares are purchased pursuant to clause (A) above, unless the Board determines otherwise, the Company will pay for such Shares by issuing a subordinated promissory note in a principal amount equal to the purchase price. The principal of such note will be due and payable in four equal annual installments, the first such installment becoming due and payable on the first anniversary of the issuance of such note, and interest will accrue thereon at a rate equal to the applicable federal rate and be payable annually in arrears, in each case subject to the provisions of Section 4.3.

(b) Treatment of Shares issued pursuant to Options. If any Shares to be sold to the Company pursuant to this Section 4.1 were issued to a Management Stockholder pursuant to the exercise of any options, the Management Stockholder shall receive in exchange for such options consideration equal to the amount determined as set forth in this Section 4.1; provided that, for these purposes the relevant purchase price shall be calculated as of the later of (i) the 181st day after the exercise of the relevant options and (ii) the effectiveness of the termination of employment in question.

(c) Notices, etc. Any Call Option may be exercised by delivery of written notice thereof (the “Call Notice”) to all members of the applicable Stockholder Call Group within 180 days of the effectiveness of the termination of employment in question, or in the case of Shares issued to a Management Shareholder pursuant to options, within 180 days of the later of the date the subject option was exercised and the effectiveness of the termination of employment in question (the “Call Option Exercise Period”). The Call Notice shall state that the Company has elected to exercise the Call Option, and the number and price of the Shares with respect to which the Call Option is being exercised.

(d) Prepayment. Any promissory note issued under this Section 4.1 may be prepaid in whole or in part at any time and from time to time without premium or penalty.

4.2. Repurchase upon Death of Management Stockholder. Upon any termination of employment by the Company and its Subsidiaries due to the death of any Management Stockholder who was a Management Shareholder on the date hereof, the Company shall purchase for cash or notes (as provided below in this Section 4.2) all of the Shares held by such Management Stockholder on the following terms:

(a) The Company shall purchase all of the Shares held by such Management Stockholder at a per Share price equal to the Fair Market Value of such Shares on the date of the Management Stockholder’s death.

(b) Subject to the provisions of Section 4.3, in each case Shares are purchased pursuant to clause (a) above, the Company will pay for such Shares from the proceeds of the life insurance policies maintained by the Company insuring the deceased Management Stockholder (as provided in Section 7.3(b) below). In the event the Company cannot maintain a life insurance policy on a Management Stockholder, for whatever reason, or the proceeds of the life insurance policy on the deceased Management Stockholder is not sufficient to pay the entire purchase price for the Shares, the Company shall pay for such Shares by (i) paying the estate of the deceased Management Stockholder cash in the amount of insurance proceeds, if any, and (ii) issuing for the balance of the purchase price not so paid in cash a subordinated promissory note in a principal amount equal to such balance. The principal of such note will be due and payable in three equal annual installments, the first such installment becoming due and payable on the first anniversary of the issuance of such note, and interest will accrue thereon at a rate equal to the applicable federal rate and be payable annually in arrears, in each case subject to the provisions of Section 4.3.

4.3. Cash Payments. If any payment of cash required upon the purchase and sale of Management Shares to the Company upon the exercise of any Call Option or any payment on a promissory note issued under this Section 4 would (a) constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any agreement to which the Company or any of its Subsidiaries is, from time to time, a party or (b) leave the Company and its Subsidiaries with less cash than, in the good faith judgment of the Board, is necessary to operate the business of the Company and its Subsidiaries in the ordinary course of business, then,

(a) in the case of a cash payment due at a closing of any purchase and sale of Shares to the Company upon the exercise of any Call Option, the Company will issue a promissory note in the aggregate principal amount of such payment, the principal amount of which note will be due and payable in four equal annual installments, the first such installment becoming due and payable on the first anniversary of the issuance of such note, and interest will accrue thereon at a rate equal to the applicable federal rate and be payable annually in arrears, in each case subject to the provisions of clause (b) below, and

(b) in the case of the cash payment in respect of a promissory note issued under this Section 4, notwithstanding any of the provisions of such note, including without limitation, the stated maturity of such note and the stated date on which interest payments are due, such payment will not become due and payable until such time as such payment can be made without violating any such agreement and not resulting in the Company and its Subsidiaries having less cash than the Board determines is necessary to operate the business as contemplated above.

4.4. Closing.

(a) The closing of any purchase and sale of Shares pursuant to this Section 4 shall take place as soon as reasonably practicable and in no event later than 30 days after termination of the applicable Call Option Exercise Period at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine.

(b) At the closing of any purchase and sale of Shares following the exercise of any Call Option, the holders of Shares to be sold shall deliver to the Company a certificate or certificates representing the Shares to be purchased by the Company duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any lien or encumbrance, with any necessary stock (or equivalent) transfer tax stamps affixed, and the Company shall pay to such holder by certified or bank check or wire transfer of immediately available federal funds or note, as may be applicable, the purchase price of the Shares being purchased by the Company. The delivery of a certificate or certificates for Shares by any Person selling Shares pursuant to any Call Option shall be deemed a representation and warranty by such Person that: (i) such Person has full right, title and interest in and to such Shares; (ii) such Person has all necessary power and authority and has taken all necessary action to sell such Shares as contemplated; (iii) such Shares are free and clear of any and all liens or encumbrances and (iv) there is no adverse claim with respect to such Shares.

4.5. Acknowledgment. Each Management Stockholder acknowledges and agrees that neither the Company nor any Person directly or indirectly affiliated with the Company (in each case whether as a director, officer, manager, employee, agent or otherwise) shall have any duty or obligation to affirmatively disclose to him, and he shall not have any right to be advised of, any material information regarding the Company or otherwise at any time prior to, upon, or in connection with any termination of his employment by the Company and its Subsidiaries upon the exercise of any Call Option or any repurchase of the Shares in accordance with the terms hereof.

4.6. Period. The foregoing provisions of this Section 4 shall expire upon the closing of a Qualified Public Offering.

5. VOTING AGREEMENT.

5.1. Board Representation. At each annual meeting of the Stockholders of the Company, or at any special meeting of Stockholders of the Company at which directors are to be elected, and at any other time at which Stockholders of the Company have the right to vote for or give their written consent to the election of directors, each Stockholder agrees, subject to Section 5.3, to vote all Shares owned by such Stockholder that are entitled to vote in accordance with the Charter of the Company to elect and maintain in office as directors two (2) persons designated by the Principal Parthenon Holders (the “Parthenon Directors”), one (1) person designated by a majority of the holders of the outstanding Class C Common Stock or their designee (the “Class C Common Stock Director”) and one (1) person designated by Westbury (the “Westbury Director”). For purposes of this Section 5, the calculation of the majority of holders of the outstanding Class C Common Stock shall not include the shares of Class C Common Stock issued pursuant to Section 6.5.2 of the Third Parthenon Purchase Agreement.

5.2. Tenure. Each Parthenon Director, the Class C Common Stock Director and the Westbury Director shall serve for a term of the lesser of (a) one year and until such time as the successor of such director is elected and qualified, and (b) until the right to elect such director as set forth herein ceases (at which time such director will be deemed to be removed). So long as the Principal Parthenon Holders are entitled to designate the Parthenon Directors, so long as a majority of the holders of the outstanding Class C Common Stock or their designee are entitled to designate the Class C Common Stock Director, and so long as Westbury is entitled to designate the Westbury Director, in the event of a vacancy in the position of a Parthenon Director, the Class C Common Stock Director or the Westbury Director, respectively, each Stockholder agrees to vote all Shares owned by such Stockholder to elect and maintain in office as director the person designated by (a) the Principal Parthenon Holders to fill such vacancy for a Parthenon Director, (b) the majority of the holders of the outstanding Class C Common Stock or their designee to fill such vacancy for the Class C Common Stock Director and (c) Westbury to fill such vacancy for the Westbury Director. In the event that (a) the Principal Parthenon Holders decide that a Parthenon Director should be removed at any time during such director’s term of office, with or without cause, or (b) the holders of a majority of the outstanding Class C Common Stock or their designee decides that the Class C Common Stock Director should be removed at any time during such director’s term of office, with or without cause, or (c) Westbury decides that the Westbury Director should be removed at any time during such director’s term of office, with or without cause, each Stockholder agrees to vote all Shares owned by such Stockholder to remove such director.

5.3. Termination of Board Representation.

(a) The right of the Principal Parthenon Holders to nominate the Parthenon Directors shall terminate on the second (2nd) anniversary of the consummation of a Qualified Public Offering.

(b) The right of the holders of a majority of the outstanding Class C Common Stock to nominate or have their designee nominate the Class C Common Stock Director shall terminate at the earlier of: (i) the second (2nd) anniversary of the consummation of a Qualified Public Offering; and (ii) the redemption of all shares of Series A Preferred Stock issued by the Company to Wafra.

(c) The right of Westbury to nominate the Westbury Director shall terminate at the earlier of: (i) the second (2nd) anniversary of the consummation of a Qualified Public

Offering; or (ii) such time as Westbury holds less than 50% of the shares of Series A Preferred Stock purchased from the Company pursuant to the Westbury Purchase Agreement, as adjusted for stock splits, stock dividends, mergers, reclassifications, recapitalization or similar events.

5.4. Vote Required. For the applicable time periods set forth below, the Company may not, without the affirmative vote of a majority of the Board, including the affirmative vote of the Class C Common Stock Director and at least one Parthenon Director, take any of the following actions:

(a) redeem, purchase, or otherwise acquire for value (or pay into or set aside for a sinking fund for such purchases) any capital stock of the Company, except as is contemplated in the Company’s Charter and the Parthenon Group Warrants;

(b) adopt or amend in any material manner any employee stock or option plan or employee benefit or compensation arrangement, other than compensation of employees who are neither Management Shareholders nor members of management of the Company;

(c) except for transactions expressly contemplated by the Related Agreements, enter into any transaction with an Affiliate or any Member of the Immediate Family of an Affiliate;

(d) enter into or engage in any line of business other than the Company’s existing business, or a business which is substantially similar thereto;

(e) enter into any agreement with any holder of any securities of the Company giving such holder the right to require the Company to initiate any registration of the Company’s securities under the Securities Act other than pursuant to the Registration Rights Agreement;

(f) incur any indebtedness in an amount greater than $1.0 million in any year, or $2.5 million in the aggregate, excluding any indebtedness outstanding as of the date of this Agreement including any refinancing, restructuring or modification thereof;

(g) amend the Management Agreement dated December 16, 1999 by and between the Company and Parthenon Capital, Inc.; or

(h) enter into any agreement to acquire another business or company (through either a merger or an acquisition of stock or assets) or to engage in any merger, consolidation, reorganization, or sale of all or substantially all the assets of the Company.

The requirement that a Parthenon Director must consent to the actions set forth in clauses (a) through (h) above shall apply until the earlier of the date on which there are no Principal Parthenon Holders and the consummation of a Qualified Public Offering. The requirement that the Class C Common Stock Director must consent to the actions set forth in clauses (a) through (h) above shall apply until the earlier of the date on which all the Series A Preferred Stock issued by the Company to Wafra have been redeemed and the consummation of a Qualified Public Offering.

6. REPORTING REQUIREMENTS. Until the consummation of a Qualified Public Offering, the Company will furnish the following information to the Investors:

6.1. Annual Statements. As soon as available, and in any event within 120 days after the end of each fiscal year of the Company, the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the audited consolidated statements of income, stockholders’ equity and cash flows for such year of the Company and its Subsidiaries, such statements being accompanied by the unqualified reports thereon of independent certified public accountants to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Company and its Subsidiaries as of the dates specified and the results of their operations and changes in financial position with respect to the periods specified.

6.2. Quarterly Statements. As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Company, the unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter and the consolidated statements of income, stockholders’ equity and cash flows for such quarter and the portion of the fiscal year then ended of the Company and its Subsidiaries, together with comparative consolidated figures for the corresponding periods of the preceding fiscal year (all in reasonable detail), together with a discussion and analysis of the Company’s financial condition and results of operations as of and for such period. The Company shall also deliver with such financial statements a certificate of the Chief Financial Officer of the Company to the effect that such statements have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Company and its Subsidiaries as of the dates specified and the results of their operations and cash flows with respect to the periods specified (subject in the case of interim financial statements only to normal year-end audit adjustments and the addition of footnotes).

6.3. Monthly Statements. As soon as practicable, and in any event within 30 days after the end of each calendar month after February 2001, the financial statements of the Company and its Subsidiaries as of the end of such month in the form customarily prepared by management for internal use, together with a discussion and analysis of the Company’s financial condition and results of operations as of and for such period.

6.4. Compliance Reporting. Whenever delivered to any bank or source of senior financing, copies of all reports or certificates regarding the Company’s borrowing availability or compliance with the covenants and the accuracy of representations made to such bank or financier.

6.5. Board of Director Reporting. All members of the Board will be provided the following reports and information:

(a) Notices of Litigation, etc. The Company will promptly, and in any event within seven days after the Company has knowledge of such event, give written notice to each director of (i) any litigation or any administrative proceeding to which it or any of its Subsidiaries may hereafter become a party which after giving effect to applicable insurance may result in a charge against income in excess of $50,000, and (ii) any material default by the Company under this Agreement, any other Related Agreement or any other Contractual Obligation, specifying the nature of the material default and stating the action the Company has taken or proposes to take with respect thereto.

(b) Management Letters of Accountants. As soon as available, the Company will furnish to each director all management letters prepared by the Company’s independent certified public accountants and management’s response thereto.

(c) Annual Budget. Not later than the end of each fiscal year of the Company, the Company will prepare and furnish for approval to each director a proposed month-by-month operating and capital budget for the following fiscal year of the Company, including projected cash flows.

(d) Commission Filings. Promptly, and in any event within 15 days after filing with the Commission, the Company will furnish to each director copies of all forms, reports, notices, proxy statements, registration statements and other documents filed with the Commission.

6.6. Other Information. From time to time upon the reasonable request of Parthenon, Wafra, and/or Westbury (the “Requesting Investor”), (a) the Company will furnish to the Requesting Investor such information regarding the business, assets or financial condition of the Company and its Subsidiaries as the Requesting Investor may reasonably request, (b) the Requesting Investor shall have the right during normal business hours at reasonable intervals and upon reasonable notice to examine the books and records of the Company and its Subsidiaries, to make copies and notes therefrom, and at its expense to make an independent examination of the books and records of the Company and its Subsidiaries in a manner that does not interfere with the business operations of the Company and its Subsidiaries; and (c) the Company shall make available to the Requesting Investor at reasonable times (i) the Chief Financial Officer or the Chief Executive Officer, and (ii) any officers, including accountants and internal control personnel. The Company shall use its best efforts to make available for any such investigation any directors of the Company who are not officers.

7. AFFIRMATIVE COVENANTS OF THE COMPANY. The Company covenants that until the closing of a Qualified Public Offering, it will comply, and will cause each of its Subsidiaries to comply, with the following provisions:

7.1. Maintenance of Properties, etc. Keep its properties and assets in such repair, working order and condition, and from time to time make such repairs, renewals, replacements, additions and improvements thereto, as its management deems reasonably necessary and appropriate, and comply at all times in all material respects with the provisions of all Contractual Obligations (including its Charter and By-laws) applicable to it so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being at the time contested in good faith by appropriate proceedings, and will do all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and authority necessary to continue its business. Be qualified as a foreign corporation in each jurisdiction in which it is required to qualify, except for such jurisdictions in which the failure to be so qualified could not have a Material Adverse Effect. Preserve and maintain all patents, patent applications, copyrights, trademarks, inventions, processes and other intellectual property, and all material licenses to use any of the foregoing, that are necessary to the conduct of the business of the Company and its Subsidiaries.

7.2. Compliance with Legal Requirements. Comply in all material respects with all Legal Requirements, as in effect from time to time, applicable to it, except where compliance therewith shall at the time be contested in good faith by appropriate proceedings.

7.3. Insurance.

(a) Keep its assets which are of an insurable character insured with responsible and reputable carriers against loss or damage by fire, explosion or other hazards which may be insured against by extended coverage in an amount sufficient to prevent it from becoming a co-insurer and in any event not less than 80% of the insurable value of the property insured, and maintain insurance against liability to persons and property and other hazards and risks to the extent and in the manner customary for companies in similar businesses similarly situated. Maintain term life insurance on the life of Nooruddin S. Karsan in the amount of $10 million, and provide that the Investors shall be notified prior to a change in the beneficiary of such policy or the cancellation for failure to pay a premium or otherwise.

(b) Maintain life insurance policies insuring each of the Shareholders who are Management Stockholders on the date hereof, naming the Company as the beneficiary, in an amount equal to the price that the Company would be obligated to pay to the estate of a deceased Management Stockholder as provided in Section 4.2 to purchase such Management Stockholder’s Shares. In the event the Company maintains life insurance policies that exceed the Fair Market Value of the deceased Stockholder’s Shares, the Company shall retain the balance of any proceeds remaining after the Company has paid the purchase price for the Shares to the estate of the deceased Management Stockholder.

7.4. Payment of Taxes and Trade Debt. Pay and discharge when due and payable all taxes, assessments and governmental charges imposed upon its income, profits, property or business, except for such the validity of which are in good faith being contested by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto. Promptly pay or cause to be paid when due, or in conformance with customary trade terms, all indebtedness incident to the operations of the Company and its Subsidiaries.

7.5. Independent Accountants. Retain independent public accountants of recognized national standing, selected by the Board and approved by the Audit Committee, who shall provide a report on the Company’s annual financial statements and not change such accountants without the approval of the Required Holders.

7.6. Board of Directors. Cause the Board to meet at least once each fiscal quarter and notify each Principal Parthenon Holder and Wafra at the same time and in the same manner as required of notice to directors under the Company’s By-laws. Each Principal Parthenon Holder and the holders of a majority of outstanding Class C Common Stock or their designee will have the right to have a representative attend all such meetings in a nonvoting observer capacity upon execution of a confidentiality agreement in form reasonably acceptable to the Company and each such representative. The Board will establish and maintain an Audit Committee and a Compensation Committee, each of which committees shall include as a member a Parthenon Director, the Class C Common Stock Director and the Westbury Director. The Company will pay all direct out-of-pocket expenses reasonably incurred by any Parthenon Director, the Class C Common Stock Director and the Westbury Director in attending each meeting of the Board, or any committee thereof. The Company and each of its Subsidiaries will adopt and maintain in their respective Charters or By-laws provisions indemnifying the directors of each such Person to the fullest extent permitted by applicable law.

7.7. Financial Accounting System. The Company and its Subsidiaries will maintain a system of accounting in which correct and complete entries will be made of all dealings and transactions in relation to their business and affairs in accordance with GAAP. The Company’s internal financial control systems will at all times be reasonably satisfactory to Parthenon.

7.8. Annual Meeting. Within 30 days after the Company’s annual financial statements are required to be furnished in accordance with Section 6.1 and on not less than 10 days prior written notice, the Company will hold an annual stockholders meeting. At such annual meeting the principal executive, financial and operations officers of the Company and its Subsidiaries will present a review of, and will discuss with those in attendance in reasonable detail, the general affairs, management, financial condition, results of operations and business prospects of the Company and its Subsidiaries.

7.9. Listing of Shares. If the shares of Class A Common Stock issuable upon exercise of the Parthenon Group Warrants or the conversion of the Class B Common Stock or the Class C Common Stock require listing on any national securities exchange or quotation system, the Company will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be listed or duly approved for listing on such national securities exchange or quotation system, subject to official notice of issuance of such shares.

7.10. Rule 144A Information. At all times during which the Company is neither subject to the reporting requirements under Sections 13 or 15(d) under the Exchange Act, provide in written form as promptly as practicable upon request, all information required by Rule 144A(d)(4)(i) promulgated under the Securities Act; provided, however, that the Company may require the recipient of such information to execute an agreement in which it agrees to take reasonable precautions to ensure the confidentiality of such information.

8. [Reserved]

9. PRE-EMPTIVE RIGHTS.

9.1. Pre-Emptive Rights. Until the consummation of a Qualified Public Offering, the Company shall not issue or sell any capital stock (including securities convertible into, or options, warrants or other rights to purchase capital stock) (collectively, the “Offered Shares”)

without first providing each holder of Investor Securities the right to subscribe for its Proportionate Percentage (as defined below) of the Offered Shares at a price and on such other terms which are at least as favorable as the Company shall have offered or proposes to offer and which the Company shall have specified in a notice delivered to each holder of Investor Securities (the “Proposal”). The Proposal by its terms shall remain open and irrevocable for a period of 30 days from the date it is delivered by the Company to each holder of Investor Securities (the “Exercise Period”).

“Proportionate Percentage” means, for any holder of Investor Securities, a percentage of Offered Shares covered by the Proposal equal to such holder’s percentage ownership of the Company’s issued and outstanding shares of Class A Common Stock and all Common Stock Equivalents on a fully diluted basis (assuming the exercise of all outstanding options and warrants).

9.2. Notice. Notice of each holder of Investor Securities’ intention to accept the Proposal shall be evidenced by a writing signed by such holder and delivered to the Company prior to the end of the Exercise Period (the “Notice of Purchase”) setting forth such holder’s Proportionate Percentage of the Offered Shares which such holder has elected to purchase (the “Accepted Shares”).

9.3. Full Acceptance. In the event that all holders of Investor Securities elect to purchase all of the Offered Shares offered in the Proposal, the Company shall sell to each such holder the number of Accepted Shares set forth in such holder’s Notice of Purchase.

9.4. Partial Acceptance. In the event that one or more holders of Investor Securities do not elect to purchase all of the Offered Shares offered in the Proposal, the Company shall sell to each holder that has so elected to purchase the number of Accepted Shares, if any, set forth in such holder’s Notice of Purchase. Holders of Investor Securities may purchase any remaining shares offered in the Proposal not purchased by the other holders of Investor Securities pro rata based on their respective Proportionate Percentages, or as they may otherwise agree.

9.5. Sale of Shares. No later than 30 days after the expiration of the Exercise Period, the Company shall deliver to each holder of Investor Securities who has submitted a Notice of Purchase to the Company a notice indicating the number of Offered Shares which the Company shall sell to such holder pursuant to this Section 9 and the terms and conditions of such sale, which shall be in all respects (including, without limitation, unit price, interest rates, dividend rates and other material terms) the same as specified in the proposal. The sale to such holders of such Offered Shares shall take place not later than 10 days after receipt of such notice.

Any sale of Offered Shares that were not selected for purchase by the holders of Investor Securities as provided above shall take place not later than 90 days after the expiration of the Exercise Period. Such sale shall be upon terms and conditions in all respects (including, without limitation, unit price and interest rates) which are no less favorable to the Company than those set forth in the Proposal. Any refused Offered Shares not purchased as contemplated by the Proposal within the 90-day period specified above shall remain subject to this Section 9.

9.6. Exclusion of Certain Shares. Offered Shares shall not include (i) shares of Common Stock issuable upon the exercise of warrants outstanding on the date hereof, (ii) shares of capital stock issued to employees, officers or directors pursuant to options, warrants or rights outstanding on the date hereof or pursuant to plans approved by the Board pursuant to Section 5, (iii) shares of capital stock issued pursuant to an effective registration statement under the Securities Act, (iv) shares of capital stock issued in connection with the acquisition by the Company of another corporation by merger, purchase of all or substantially all the assets or otherwise, provided that the Company acquires no less than a majority of the equity of such corporation (v) transactions for amounts less than $500,000 where the purchase price per share of Common Stock is no less than the then current Trigger Price as defined below, provided that the aggregate value of all such transactions may not exceed $1.5 million; or (vi) shares offered in a Qualified Public Offering. The “Trigger Price” shall initially be $167 per share of Class A Common Stock (before giving effect to a 50-for-1 stock split effected in June 2000 or equivalent to $3.34 after giving effect to such stock split) and shall be adjusted and readjusted from time to time as provided in the Parthenon Group Warrants and, as so adjusted and readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by the Parthenon Group Warrants.

10. LEGENDS.

10.1. Each certificate evidencing Shares shall contain the following legends:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AS SET FORTH IN THE SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF MARCH 29, 2001, A COPY OF WHICH IS ON FILE IN THE OFFICES OF THE CORPORATION AND WILL BE FURNISHED TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST

and

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED

10.2. Each certificate representing Shares issued to a Management Stockholder shall also contain the following legend:

THE SHARES OF THE STOCK REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED TO, OR ISSUED WITH RESPECT TO SHARES ORIGINALLY ISSUED TO, THE FOLLOWING MANAGEMENT STOCKHOLDER:

11. GENERAL.

11.1. Remedies. The parties shall have all remedies for breach of this Agreement available to them provided by law or equity. Without limiting the generality of the foregoing, in addition to all other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief. In the event any action or proceeding is brought in equity to enforce the same, neither the Company nor any party will urge, as a defense, that an adequate remedy at law exists.

11.2. Notices. All notices or other communications required or permitted to be delivered hereunder shall be in writing and shall be delivered to each of the parties at their respective addresses as set forth in Schedules A or B.

Any party to this Agreement may at any time change the address to which notice to such party shall be delivered by giving notice of such change to the other parties and such notice shall be deemed given when received by the other parties. Notices shall be deemed effectively given when personally delivered or sent to the recipient at the address set forth above by telex or a facsimile transmission, one business day after having been delivered to a receipted, nationally recognized courier, properly addressed or five business days after having been deposited into the United States mail, postage prepaid, provided, that any notice to any party outside of the United States shall be sent by telecopy and confirmed by overnight or two-day courier.

11.3. Amendments, Waiver and Consents. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Company (a) shall obtain consent thereto in writing from the Required Holders (provided that such change, addition or waiver shall effect all holders of Investor Securities equally) and (b) shall, in each such case, deliver copies of such consent in writing to any parties who did not execute the same; provided, however, that the consent of the Management Stockholders holding a majority of all Shares owned by Management Stockholders shall be required for any amendment, modification, extension, termination or waiver which has a material adverse effect on the rights of the Management Stockholders.

11.4. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto. The Company shall not have the right to assign its rights or obligations hereunder or any interest herein without obtaining the prior written consent of the Required Holders. The Covered Stockholders and the Investors may assign or transfer their rights under this Agreement to the extent permitted herein and by the other agreements between the respective parties and the Company.

11.5. Certain VCOC Matters. Parthenon Investors shall have the right to substantially influence and substantially participate in the management of the Company, through its right to elect the Parthenon Directors pursuant to Section 5.1 and its rights under Section 5.4, among other rights provided herein; provided, that nothing in this Section 11.5 shall be construed to expand any of the rights otherwise provided to the Parthenon Investors pursuant to this Agreement.

11.6. Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

11.7. Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and thereof. Each of the Management Stockholders party hereto hereby waives any and all rights it may have under the International Holding Company, Inc. and Insurance Services, Inc. Stockholder Agreements, dated various dates including, but not limited to, April 21, 1997, June 1, 1997, July 1, 1997, October 18, 1997, May 1, 1998, December 31, 1998, as amended (the “Previous Management Stockholder Agreements”), and acknowledges that any and all rights they may have with respect to Shares they hold are encompassed in this Agreement. The Stockholders party hereto hereby waive any and all rights they may have under the Original Stockholders Agreement and the Amended and Restated Stockholders Agreement and acknowledge that any and all rights they may have with respect to Shares they hold are encompassed in this Agreement or the Company’s Charter and any other agreement to which any Stockholder may be a party.

11.8. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

11.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.10. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Pennsylvania.

11.11. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court for the District of Pennsylvania for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Pennsylvania law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2 hereof is reasonably calculated to give actual notice.

11.12. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OF ANY TRANSACTION AGREEMENT OR THE SUBJECT MATTER HEREOF OF THEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE COMPANY AND THE MANAGEMENT STOCKHOLDERS ACKNOWLEDGE THAT THEY HAVE BEEN INFORMED BY THE INVESTORS THAT THIS SECTION 11.12 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE INVESTORS ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, THE RELATED AGREEMENTS, AND ANY OTHER AGREEMENTS RELATING HERETO OR THERETO OR CONTEMPLATED HEREBY OR THEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

The parties hereto have executed this Agreement under seal as of the date first above written.

KENEXA CORPORATION

By:	/s/ ELLIOT CLARK
Name:
Title:

WESTBURY EQUITY PARTNERS SBIC, L.P.

By:	Westbury SBIC, Inc., its General Partner

By:	/s/ RICHARD P. SICOLI
Name:	Richard P. Sicoli
Title:	VP/CFO

PARTHENON INVESTORS, L.P.

By:	/s/ JOHN RUTHERFORD
Name:
Title:

PCIP INVESTORS, a Delaware general partnership

By:	/s/ JOHN RUTHERFORD
Name:
Title:

JMH PARTNERS CORP.

By:	/s/ TONY BROOKE
Name:
Title:

SHAD RUN INVESTMENTS, L.P.

By:	Shad Run Investments, Inc., General Partner

By:	/s/ SARA M. HENDRICKSON
Name:	Sara M. Hendrickson
Title:	President

WAFRA ACQUISITION FUND 14, L.P.

By:	WAFRA PARTNERS, L.P., its general partner

By:	WAFRA PARTNERS, INC., in its capacity as general partner of Wafra Partners, L.P.

By:	/s/ PETER PETRILLO
Name:	Peter Petrillo
Title:	Senior Vice President

TSG CO-INVESTORS, LLC

By:	/s/ KEVIN FECHTMEYER
Name:	G. Kevin Fechtmeyer
Title:	Managing Director

THE SHATTAN GROUP, LLC

By:	/s/ KEVIN FECHTMEYER
Name:	G. Kevin Fechtmeyer
Title:	Managing Director

THOMAS S. SHATTAN

/s/ THOMAS S. SHATTAN

GREGORY E. MENDEL

/s/ GREGORY E. MENDEL

G. KEVIN FECHTMEYER

/s/ KEVIN FECHTMEYER

MANAGEMENT STOCKHOLDERS:

VINCE ALBERGATO

/s/ VINCE ALBERGATO

KEVIN BROWN

/s/ KEVIN BROWN

ANGELO BUONO

/s/ ANGELO BUONO

ELLIOT CLARK

/s/ ELLIOT CLARK

GRANT COREN

/s/ GRANT COREN

THOMAS CONNOLLY

/S/ THOMAS CONNOLLY

WILLIAM CROCKER

/S/ WILLIAM CROCKER

WILLIAM CROWELL

/S/ WILLIAM CROWELL

CHARLES DAWSON

/S/ CHARLES DAWSON

BILL ERICKSON

/S/ BILL ERICKSON

KARIN GELLEN

/S/ KARIN GELLEN

KATHERINE GLEASON

/S/ KATHERINE GLEASON

WILLIAM GRIFFIN

/S/ WILLIAM GRIFFIN

JOHN HESS

/S/ JOHN HESS

JACQUELINE HOFFMAN

/S/ JACQUELINE HOFFMAN

GEORGE HONIG

/S/ GEORGE HONIG

KEVIN HUDSON

/S/ KEVIN HUDSON

TROY KANTOR

/S/ TROY KANTOR

NOORUDDIN KARSAN

/S/ NOORUDDIN KARSAN

JORDAN KRAMER

/S/ JORDAN KRAMER

KEVIN KRUSE

/S/ KEVIN KRUSE

ROGER LIPSON

/S/ ROGER LIPSON

DOUGLAS LESLIE

/S/ DOUGLAS LESLIE

MARGO McDONNELL

/S/ MARGO MCDONNELL

RICHARD ONGIRSKI

/S/ RICHARD ONGIRSKI

GRANT P. PARKER

/S/ GRANT P. PARKER

ELBA RIVERA-LOPEZ

/S/ ELBA RIVERA-LOPEZ

ANITA SAKURU

/S/ ANITA SAKURU

RAGHU SAKURU

/S/ RAGHU SAKURU

GEORGE SCOTT

/S/ GEORGE SCOTT

SHAWN STERLING

/S/ SHAWN STERLING

ELLEN THOMPSON

/S/ ELLEN THOMPSON

CHAD TONNIGES

/S/ CHAD TONNIGES

FRANCES THOMAS

/S/ FRANCES THOMAS

DONALD VOLK

/S/ DONALD VOLK

STEVEN WIGOD

/S/ STEVEN WIGOD

LAWRENCE WILLIAMS

/S/ LAWRENCE WILLIAMS